Exhibit 23.2


To Board of directors and Shareholders
Dimensional Oilfield Services, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

New Orleans, Louisiana
November 11, 1996